Exhibit 15.1



            July 21, 1998



            Freeport-McMoRan Sulphur Inc.
            1615 Poydras St.
            New Orleans, LA  70112


            Gentlemen,

            We are aware that Freeport-McMoRan Sulphur Inc. has incorporated by reference in its previously filed Registration Statement on Form S-8 (File No.333-44449) its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated July 21, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the
            Act), this report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


            Very truly yours,
            /s/ Arthur Andersen LLP